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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

          AMERICAN ITALIAN PASTA COMPANY ANNOUNCES COMPLETION OF AUDIT
         COMMITTEE INVESTIGATION, ANNOUNCES UPDATED IMPAIRMENT CHARGES,
                        AND UPDATES RESTATEMENT PROCESS

KANSAS CITY, MO, September 7, 2007 - American Italian Pasta Company  (OTC:AITP),
announced today that the Audit Committee of its Board of Directors has completed its investigation into historical  financial and accounting matters. The Company also announced that it will record an additional impairment charge in the fourth quarter  of its  fiscal  year  ending  September  30,  2005 and will  record  an impairment  charge for its fiscal year ending September 29, 2006 relating to the
Company's pasta brands. The Company also provided an update on the status of the restatement of its historical financial statements.

AUDIT COMMITTEE INVESTIGATION COMPLETED

As previously announced, the Audit Committee of the Board of Directors commenced an internal  investigation into certain accounting and related matters regarding the Company's financial statements. The Audit Committee retained the law firm of
Katten Muchin Rosenman LLP, acting as independent legal counsel,  to assist with the investigation and Katten engaged  independent  forensic  accountants,  Huron
Consulting Services,  LLC, to assist in the review and analysis.  Counsel to the
Audit Committee has now completed its review and on August 31, 2007 provided its
report  to  the  Audit  Committee,   thereby   completing  the  Audit  Committee
investigation and a significant step in the Company's restatement process.

BRAND IMPAIRMENT CHARGES

As previously  reported,  the Company  performed an  impairment  analysis of its pasta brands due to certain of the  Company's  pasta brands  having  experienced declines in sales volume and related  revenues  that  resulted in  corresponding declines in market  share and  profitability  as of the third  quarter of fiscal
2005.  These indicators of impairment  resulted,  as previously  reported,  in a pre-tax impairment charge. In the course of completing its financial  statements for its fiscal year ending September 30, 2005, the Company  performed its annual impairment  analysis of its brands as of the fourth quarter of fiscal 2005. This review  showed that (i)  certain of the  Company's  pasta  brands  continued  to
experience   declines  in  sales  volume  and  related  revenues   resulting  in
corresponding  declines in market share and  profitability,  and (ii)  operating
trends  and  the  forecasted  future   performance  for  these  brands  differed
significantly from the Company's earlier expectations. In

American Italian Pasta Co.
September 7, 2007

accordance  with SFAS No. 142 -  "Goodwill  and Other  Intangible  Assets,"  the
recoverability of these intangible assets has been evaluated as of September 30,
2005 and the Company has determined  that a total pre-tax  impairment  charge of
$89.2  million  will be recorded in fiscal year 2005,  which  includes the $35.1 million charge previously  announced as of the third quarter of fiscal 2005. The
Company noted that since the determination of impairment as of the end of fiscal
2005, the  expectation of future  performance of certain of the Company's  pasta brands has improved. The Company also announced a $1.0 million impairment charge related to one of its brands  will be recorded in the fiscal 2006 as a result of the Company's  impairment  analysis as of the fourth quarter of fiscal  2006.The
Company further noted that these impairment charges are non-cash items.

COMPLETION OF PREPARATION OF HISTORICAL FINANCIAL STATEMENTS

The Company also announced that it has completed its internal preparation of its restated  financial  statements for its 2004 fiscal year and earlier periods and of its financial  statements  and annual report on Form 10-K for its fiscal year ended  September  30, 2005 and its fiscal year ended  September  29,  2006.  The
Company has delivered these financial statements and annual reports on Form 10-K to its  independent  registered  public  accounting  firm,  Ernst &  Young,  for completion  of their  review and audit.  The Company  cannot  predict  when that review will be  completed  in order to allow the Company to file its  delinquent reports on Forms 10-Q and 10-K and to become  current in its periodic  reporting requirements with the SEC.

The completion and filing of audited financial  statements and annual reports on
Form 10-K for fiscal  2005 and fiscal  2006 are  subject to a number of factors, including  regulatory matters and the review of and continued analysis of issues by the Company's independent registered public accounting firm.

ABOUT AIPC
Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements  by the  Company  regarding  the  status  of the  preparation  of the
Company's  historical  financial  statements and the impairment  charges for its fiscal  year  2005 and for its  fiscal  year  2006 are  forward-looking.  Actual results or events could differ materially.  The differences could be caused by a number of factors, including, but not limited to, the review and/or audit of the
Company's financial  statements by its independent  registered public accounting firm, the SEC staff review,  and the  conclusions  reached  regarding  financial reporting.  The Company will not update any  forward-looking  statements in this press release to reflect future events.

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